Exhibit 10.3

CUSTODIAN AGREEMENT

This Agreement, dated as of September     , 2010, is by and between NUVEEN DIVERSIFIED COMMODITY FUND, a Delaware statutory trust (the “Trust”), and STATE STREET BANK and TRUST COMPANY, a Massachusetts trust company (the “Custodian”).

WHEREAS, the Trust has selected and desires to retain the Custodian to act as custodian of certain Trust assets, and the Custodian is willing to provide such services to the Trust upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

Section 1. Employment of Custodian and Property to be Held by It

The Trust hereby employs the Custodian as the custodian of its assets, including securities which the Trust desires to be held in places within the United States (“domestic securities”) and securities it desires to be held outside the United States (“foreign securities”). The Custodian shall not be responsible for any property of the Trust which is not received by it or which is delivered out in accordance with Proper Instructions (as such term is defined in Section 6 hereof) including, without limitation, Trust property (i) held by brokers, private bankers or other entities on behalf of the Trust, (ii) held by Special Sub-Custodians (as such term is defined in Section 4 hereof), (iii) held by entities which have advanced monies to or on behalf of the Trust and which have received Trust property as security for such advance(s), or (iv) delivered or otherwise removed from the custody of the Custodian pursuant to Special Instructions (as such term is defined in Section 6 hereof). With respect to uncertificated shares of or other interests (“Underlying Shares”) in collective investment vehicles including, inter alia, registered investment companies (“Underlying Funds”), the holding of confirmation statements which identify such Underlying Shares as being recorded in the Custodian’s name (or in the name of a nominee of the Custodian) for the benefit of the Trust, shall be deemed custody for purposes of this Agreement.

Upon receipt of Proper Instructions, the Custodian shall from time to time employ one or more sub-custodians located in the United States, provided that the Custodian shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian. The Custodian may employ as sub-custodians for the Trust’s securities and other assets the foreign banking institutions and foreign securities depositories designated in Schedule A hereto (as amended by the Custodian from time to time by its delivery to the Trust of an updated Schedule A).

Section 2. Duties of the Custodian with Respect to Property of the Trust to be Held in the United States

2.1	Holding Securities. The Custodian shall hold and segregate for the account of the Trust all non-cash property, to be held by it in the United States, including all domestic securities owned by the Trust, other than (a) securities which are maintained pursuant to Section 2.8 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies (each, a “U.S. Securities System”) and (b) Underlying Shares owned by the Trust which are maintained pursuant to Section 2.10 hereof in an account with State Street Bank and Trust Company or such other entity which may from time to time act as a transfer agent, registrar, corporate secretary, general partner or other relevant third party for the Underlying Funds and with respect to which the Custodian is provided with Proper Instructions (the “Underlying Transfer Agent”).

2.2	Delivery of Securities. The Custodian shall release and deliver domestic securities owned by the Trust held by the Custodian, in a U.S. Securities System account of the Custodian or in an account at the Underlying Transfer Agent, only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, and only in the following cases:

1)	Upon sale of such securities for the account of the Trust and receipt of payment therefor;

2)	Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Trust;

3)	In the case of a sale effected through a U.S. Securities System, in accordance with the provisions of Section 2.8 hereof;

4)	To the depository agent in connection with tender or other similar offers for portfolio securities of the Trust;

5)	To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

6)	To the issuer thereof, or its agent, for transfer into the name of the Trust or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.7 or into the name or nominee name of any sub-custodian appointed pursuant to Section 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units; provided, that, in any such case, the new securities are to be delivered to the Custodian;

7)	Upon the sale of such securities for the account of the Trust, to the broker or its clearing agent, against a receipt, for examination in accordance with “street delivery” custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian’s own gross negligence or willful misconduct;

8)	For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

9)	In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

10)	For delivery in connection with any loans of securities made by the Trust, (a) against receipt of collateral as agreed upon from time to time by the Trust, except that in connection with any loans for which collateral is to be credited to the Custodian’s account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of securities owned by the Trust prior to the receipt of such collateral or (b) to the lending agent, or the lending agent’s custodian, in accordance with Proper Instructions (which may not provide for the receipt by the Custodian of collateral therefor) agreed upon from time to time by the Custodian and the Trust;

11)	For delivery as security in connection with any borrowing by the Trust requiring a pledge of assets by the Trust;

12)	For delivery in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer which is a member of The Financial Regulatory Authority (“FINRA”), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust;

13)	For delivery in accordance with the provisions of any agreement among the Trust, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission (“CFTC”) and/or any contract market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Trust;

14)	Upon the sale or other delivery of such investments (including, without limitation, to one or more (a) Special Sub-Custodians or (b) additional custodians appointed by the Trust, and communicated to the Custodian from time to time via a writing duly executed by an authorized officer of Nuveen Commodities Asset Management, LLC, acting as the manager of the Trust (the “Manager”), for the purpose of engaging in repurchase agreement transaction(s), each a “Repo Custodian”), and prior to receipt of payment therefor, if any, as set forth in written Proper Instructions (such delivery in advance of payment, along with payment in advance of delivery made in accordance with Section 2.6(7), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall set forth (a) the securities of the Trust to be delivered and (b) the person(s) to whom delivery of such securities shall be made;

15)	Upon receipt of instructions from the transfer agent or registrar of the Trust, if any (“Transfer Agent”), or from the Trust, if there is no such Transfer Agent, for delivery to such Transfer Agent or to holders of Shares in connection with distributions in kind, in satisfaction of requests by holders of Shares for withdrawal of their Shares;

16)	In the case of a sale processed through the Underlying Transfer Agent of Underlying Shares, in accordance with Section 2.10 hereof;

17)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Trust; and

18)	For any other purpose, but only upon receipt of Proper Instructions specifying (a) the securities to be delivered and (b) the person(s) to whom delivery of such securities shall be made.

2.3	Registration of Securities. Domestic securities held by the Custodian (other than bearer securities) shall be registered in the name of the Trust or in the name of any nominee of the Trust or of any nominee of the Custodian which nominee shall be assigned exclusively to the Trust, unless the Trust has authorized in writing the appointment of a nominee to be used in common with other investment companies or funds having the same investment adviser as the Trust, or in the name or nominee name of any agent appointed pursuant to Section 2.7 or in the name or nominee name of any sub-custodian appointed pursuant to Section 1. All securities accepted by the Custodian on behalf of the Trust under the terms of this Agreement shall be in “street name” or other good delivery form. If, however, the Trust directs the Custodian to maintain securities in “street name”, the Custodian shall utilize its best efforts only to timely collect income due the Trust on such securities and to notify the Trust on a best efforts basis only of relevant corporate actions including, without limitation, pendency of calls, maturities, tender or exchange offers.

2.4	Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of the Trust, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Trust. Funds held by the Custodian for the Trust may be deposited by it to its credit as Custodian in the banking department of the Custodian or in such other banks or trust companies as it may in its discretion deem necessary or desirable. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

2.5	Collection of Income. Except with respect to Trust property released and delivered pursuant to Section 2.2(14) or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, the Custodian shall collect on a timely basis all income and other payments with respect to registered domestic securities held hereunder to which the Trust shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to bearer domestic securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent thereof and shall credit such income, as collected, to the Trust’s custodian account. Without limiting the generality of the foregoing, the Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. Income due the Trust on domestic securities loaned pursuant to the provisions of Section 2.2(10) shall be the responsibility of the Trust. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Trust with such information or data as may be necessary to assist the Trust in arranging for the timely delivery to the Custodian of the income to which the Trust is properly entitled.

2.6	Payment of Trust Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by the parties, the Custodian shall pay out monies of the Trust in the following cases only:

1)

Upon the purchase of domestic securities, options, futures contracts, forward contracts or options on futures contracts for the account of the Trust but only (a) against the delivery of such securities, or evidence of title to such options, futures contracts, forward contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Trust or in the name of a nominee of the Custodian referred to in Section 2.3 hereof or in proper form for transfer; (b) in the case of a purchase effected through a U.S. Securities System, in accordance with the conditions set forth in Section 2.8 hereof;

(c) in the case of a purchase of Underlying Shares, in accordance with the conditions set forth in Section 2.10 hereof; or (d) in the case of repurchase agreements entered into between the Trust and the Custodian, or another bank, or a broker-dealer which is a member of FINRA, (i) against delivery of the securities either in certificated form or through an entry crediting the Custodian’s account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Trust of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Trust; or (e) for transfer to a time deposit account of the Trust in any bank, whether domestic or foreign or any savings and loan; such transfer may be effected prior to receipt of a confirmation from a broker and/or the applicable bank or savings and loan pursuant to Proper Instructions from the Trust as defined in Section 6 herein;

2)	In connection with conversion, exchange or surrender of securities owned by the Trust as set forth in Section 2.2 hereof;

3)	For the payments in connection with withdrawal from the Trust by holders of Shares as set forth in Section 5 hereof;

4)	For the payment of any expense or liability incurred by the Trust, including but not limited to the following payments for the account of the Trust: interest, taxes, management, accounting, Transfer Agent and legal fees, and operating expenses of the Trust whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

5)	For the payment of any distributions by the Trust;

6)	For payment of the amount of dividends received in respect of securities sold short;

7)	Upon the purchase of domestic investments including, without limitation, repurchase agreement transactions involving delivery of Trust monies to Repo Custodian(s), and prior to receipt of such investments, if any, as set forth in written Proper Instructions (such payment in advance of delivery, along with delivery in advance of payment made in accordance with Section 2.2(14), as applicable, shall each be referred to herein as a “Free Trade”), provided that such Proper Instructions shall also set forth (a) the amount of such payment and (b) the person(s) to whom such payment is made;

8)	For delivery as initial or variation margin in connection with futures or options on futures contracts entered into by the Trust;

9)	For delivery in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer which is a member of FINRA, relating to compliance with the margin regulations of the Board of Governors of the Federal Reserve System, the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow, margin, or other arrangements in connection with transactions by the Trust; and

10)	For any other purpose, but only upon receipt of Proper Instructions specifying (a) the amount of such payment and (b) the person(s) to whom such payment is to be made.

2.7	Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company to act as a custodian, as its agent to carry out such of the provisions of this Section 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder; and provided further, that the Custodian shall (i) provide the Fund with thirty (30) days advance notice in writing of any such appointment and (ii) cause the appointed custodian to execute and file with the Commodity Futures Trading Commission an acknowledgment in the form of Exhibit A attached hereto. The Underlying Transfer Agent shall not be deemed an agent or sub-custodian of the Custodian for purposes of this Section 2.7 or any other provision of this Agreement.

2.8	Deposit of Trust Assets in U.S. Securities Systems. The Custodian may deposit and/or maintain domestic securities owned by the Trust in a U.S. Securities System in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and to the extent applicable hereto.

2.9	Segregated Account. The Custodian shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Trust, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.8 hereof, (a) in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer which is a member of FINRA (or any Futures Commission Merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust, (b) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Trust or commodity futures contracts or options thereon purchased or sold by the Trust, and (c) for any other purpose in accordance with Proper Instructions.

2.10	Deposit of Underlying Shares with the Underlying Transfer Agent. Underlying Shares beneficially owned by the Trust shall be deposited and/or maintained in an account or accounts maintained with an Underlying Transfer Agent and the Custodian’s only responsibilities with respect thereto shall be limited to the following:

1)	Upon receipt of a confirmation or statement from an Underlying Transfer Agent that such Underlying Transfer Agent is holding or maintaining Underlying Shares in the name of the Custodian (or a nominee of the Custodian) for the benefit of the Trust, the Custodian shall identify by book-entry that such Underlying Shares are being held by it as custodian for the benefit of the Trust.

2)	In respect of the purchase of Underlying Shares for the account of the Trust, upon receipt of Proper Instructions, the Custodian shall pay out monies of the Trust as so directed, and record such payment from the account of the Trust on the Custodian’s books and records.

3)	In respect of the sale or redemption of Underlying Shares for the account of the Trust, upon receipt of Proper Instructions, the Custodian shall transfer such Underlying Shares as so directed, record such transfer from the account of the Trust on the Custodian’s books and records and, upon the Custodian’s receipt of the proceeds therefor, record such payment for the account of the Trust on the Custodian’s books and records.

The Custodian shall not be liable to the Trust for any loss or damage to the Trust resulting from the maintenance of Underlying Shares with Underlying Transfer Agent except for losses resulting directly from the fraud, gross negligence or willful misconduct of the Custodian or any of its agents or of any of its or their employees.

2.11	Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to domestic securities of the Trust held by it and in connection with transfers of such securities.

2.12	Proxies. Except with respect to property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), the Custodian shall, with respect to the domestic securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Trust or a nominee of the Trust, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust such proxies, all proxy soliciting materials and all notices relating to such securities.

2.13

Communications Relating to Trust Securities. Except with respect to property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7), and subject to the provisions of Section 2.3, the Custodian shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of domestic securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Trust and the maturity of futures contracts purchased or sold by the Trust) received by the Custodian from issuers of the domestic securities being held for the Trust. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Trust all written information received by the Custodian from issuers of the securities whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with domestic securities or other property of the Trust at any time held by it unless (i) the Custodian is in actual possession of such domestic securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Trust all written information received by the Custodian regarding any class action or other litigation in connection with securities or other assets issued in the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Trust, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, the Custodian shall have no responsibility to so transmit any information under this Section 2.13.

2.14	Reports to Trust by Independent Public Accountants. The Custodian shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, futures contracts and options on futures contracts, including domestic securities deposited and/or maintained in a U.S. Securities System, relating to the services provided by the Custodian under this Agreement; such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

Section 3. Duties of the Custodian with Respect to Property of the Trust to be Held Outside of the United States

3.1	Appointment of Foreign Sub-Custodians. The Trust hereby authorizes and instructs the Custodian to employ as sub-custodians for the Trust’s securities and other assets maintained outside the United States the foreign banking institutions and foreign securities depositories designated on Schedule A hereto (“foreign sub-custodians”).

3.2

Foreign Securities Systems. Except as may otherwise be agreed upon in writing by the Custodian and the Trust, assets of the Trust shall be maintained in a clearing agency which acts as a securities depository or in a book-entry system for the central handling of securities located outside the United States (each, a “Foreign Securities System”) only through arrangements implemented by the foreign banking institutions serving as sub-custodians pursuant to the terms hereof (Foreign Securities Systems and U.S. Securities Systems are collectively referred to herein as the “Securities Systems”). Where possible, such arrangements shall include entry into agreements containing the provisions set forth in Section 3.4 hereof.

3.3	Holding Securities. The Custodian may hold foreign securities and other non-cash property for all of its customers, including the Trust, with a foreign sub-custodian in a single account that is identified as belonging to the Custodian for the benefit of its customers; provided, however, that (a) the records of the Custodian with respect to foreign securities and other non-cash property of the Trust which are maintained in such account shall identify by book-entry those foreign securities and other non-cash property belonging to the Trust and (b) the Custodian shall require that foreign securities and other non-cash property so held by the foreign sub-custodian be held separately from any assets of the foreign sub-custodian or of others.

3.4	Agreements with Foreign Banking Institutions. The Custodian shall use commercially reasonable efforts to require that each agreement with a foreign banking institution employed as a foreign sub-custodian shall provide that: (a) the Trust’s assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the foreign banking institution or its creditors or agent, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the foreign banking institution arising under bankruptcy, insolvency or similar laws; (b) beneficial ownership of the Trust’s assets will be freely transferable without the payment of money or value other than for custody or administration; (c) adequate records will be maintained identifying the assets as belonging to the Trust; (d) officers of or auditors employed by, or other representatives of the Manager or the Trust, including to the extent permitted under applicable law the independent public accountants for the Trust, will be given access to the books and records of the foreign banking institution relating to its actions under its agreement with the Custodian; and (e) assets of the Trust held by the foreign sub-custodian will be subject only to the instructions of the Custodian or its agents.

3.5	Access of Independent Accountants of the Trust. Upon request of the Trust, the Custodian will use commercially reasonable efforts to arrange for the independent accountants of the Trust to be afforded access to the books and records of any foreign banking institution employed as a foreign sub-custodian insofar as such books and records relate to the performance of such foreign banking institution under its agreement with the Custodian.

3.6

Reports by Custodian. The Custodian will supply to the Trust from time to time, as mutually agreed upon, statements in respect of the securities and other assets of the Trust held by foreign sub-custodians, including but not limited to an identification of entities having possession of the Trust’s foreign securities and other assets and advices or notifications of any transfers of securities to or from each custodial account maintained by a foreign banking institution for the Custodian on behalf of the Trust indicating, as to foreign securities acquired for the Trust, the identity of the entity having physical possession of such securities.

3.7	Transactions in Foreign Custody Account.

(a) Except as otherwise provided in paragraph (b) of this Section 3.7, the provision of Sections 2.2 and 2.6 of this Agreement shall apply, mutatis mutandis to the foreign securities of the Trust held outside the United States by foreign sub-custodians.

(b) Notwithstanding any provision of this Agreement to the contrary, settlement and payment for foreign securities received for the account of the Trust and delivery of foreign securities maintained for the account of the Trust may be effected in accordance with the customary established securities trading or securities processing practices and procedures in the jurisdiction or market in which the transaction occurs, including, without limitation, delivering foreign securities to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) against a receipt with the expectation of receiving later payment for such securities from such purchaser or dealer.

(c) The foreign securities maintained in the custody of a foreign sub-custodian (other than bearer securities) shall be registered in the name of the Trust or in the name of the Custodian or in the name of any foreign sub-custodian or in the name of any nominee of the foregoing, and the Trust agrees to hold any such nominee harmless from any liability as a holder of record of such foreign securities. The Custodian or a foreign sub-custodian shall not be obligated to accept securities on behalf of the Trust under the terms of this Agreement unless the form of such securities and the manner in which they are delivered are in accordance with reasonable market practice.

3.8	Liability for Foreign Sub-Custodians. The Custodian shall be liable for the acts or omissions of a foreign sub-custodian to the same extent as set forth with respect to sub-custodians generally in this Agreement and, regardless of whether assets are maintained in the custody or banking department of a foreign sub-custodian or a Foreign Securities System, the Custodian shall not be liable for any loss, damage, cost, expense, liability or claim resulting from nationalization, expropriation, currency restrictions, or acts of war or terrorism, or any other loss where the foreign sub-custodian has otherwise acted with reasonable care, or any loss, damage, cost, expense, liability or claim resulting from the bankruptcy, insolvency or receivership of any Foreign Sub-Custodian.

3.9

Bank Accounts. The Custodian shall identify on its books as belonging to the Trust cash (including cash denominated in foreign currencies) deposited with the Custodian. Where the Custodian is unable to maintain, or market practice does not facilitate the maintenance of, cash on the books of the Custodian, a bank account or bank accounts shall be opened and maintained outside the United States on behalf of the Trust with a foreign sub-custodian. All accounts referred to in this Section shall be subject only to draft or order by the Custodian (or, if applicable, such foreign sub-custodian) acting pursuant to the terms of this Agreement to hold cash received by or from or for the account of the Trust. Cash maintained on the books of the Custodian (including its branches, subsidiaries and affiliates), regardless of currency denomination, is maintained in bank accounts established under, and subject to the laws of, The Commonwealth of Massachusetts.

3.10	Collection of Income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the foreign securities held hereunder to which the Trust shall be entitled and shall credit such income, as collected, to the Trust. In the event that extraordinary measures are required to collect such income, the Trust and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures.

3.11	Shareholder Rights. With respect to the foreign securities held pursuant to this Section 3, the Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the laws, regulations and practical constraints that may exist in the country where such securities are issued. The Trust acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of the Trust to exercise shareholder rights.

3.12	Communications Relating to Foreign Securities. The Custodian shall transmit promptly to the Trust written information with respect to materials received by the Custodian via the foreign sub-custodians from issuers of the foreign securities being held for the account of the Trust (including, without limitation, pendency of calls and maturities of foreign securities and expirations of rights in connection therewith). With respect to tender or exchange offers, the Custodian shall transmit promptly to the Trust written information with respect to materials so received by the Custodian from issuers of the foreign securities whose tender or exchange is sought or from the party (or its agents) making the tender or exchange offer. The Custodian shall not be liable for any untimely exercise of any tender, exchange or other right or power in connection with foreign securities or other property of the Trust at any time held by it unless (i) the Custodian or the respective foreign sub-custodian is in actual possession of such foreign securities or property and (ii) the Custodian receives Proper Instructions with regard to the exercise of any such right or power, and both (i) and (ii) occur at least three business days prior to the date on which the Custodian is to take action to exercise such right or power. The Custodian shall also transmit promptly to the Trust all written information received by the Custodian via the foreign sub-custodians from issuers of the foreign securities being held for the account of the Trust regarding any class action or other litigation in connection with foreign securities or other assets issued outside the United States and then held, or previously held, during the term of this Agreement by the Custodian for the account of the Trust, including, but not limited to, opt-out notices and proof-of-claim forms. For avoidance of doubt, upon and after the effective date of any termination of this Agreement, the Custodian shall have no responsibility to so transmit any information under this Section 3.12

Section 4. Special Sub-Custodians

Upon receipt of Special Instructions (as such term is defined in Section 6 hereof), the Custodian shall, on behalf of the Trust, appoint one or more banks, trust companies or other entities designated in such Special Instructions to act as a sub-custodian for purposes of effecting such transaction as may be designated by the Trust in Special Instructions. Each such designated sub-custodian is referred to herein as a “Special Sub-Custodian.” Each such duly appointed Special Sub-Custodian shall be listed on Schedule B hereto, as it may be amended from time to time by the Trust, with the acknowledgment of the Custodian. In connection with the appointment of any Special Sub-Custodian, and in accordance with Special Instructions, the Custodian shall enter into a sub-custodian agreement with the Trust and the Special Sub-Custodian in form and substance approved by the Trust.

Section 5. Payments for Withdrawals and Sales of Shares

If and as may be applicable, the Custodian shall receive from the distributor or placing agent for shares of capital stock of the Trust (“Shares”) or from the Transfer Agent and deposit into the Trust’s such payments as are received for Shares thereof issued or sold from time to time by the Trust. The Custodian will provide timely notification to the Trust and the Transfer Agent of any receipt by it of payments for Shares of the Trust.

If and as may be applicable, from such funds as may be available for the purpose, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholders. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Trust to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Trust and the Custodian.

Section 6. Proper Instructions and Special Instructions

“Proper Instructions,” as such term is used throughout this Agreement, means a writing signed or initialed by one or more person or persons as the Trust shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved; the Trust shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Trust and the Custodian agree to security procedures including, but not limited to, the security procedures selected by the Trust via the form of Funds Transfer Addendum attached hereto, the terms of which are hereby agreed to. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any three-party agreement which requires a segregated asset account in accordance with Section 2.9.

“Special Instructions,” as such term is used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Chief Financial Officer of the Manager acting on behalf of the Trust or any other person designated in writing by the Trust, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Trust and the Custodian agree in writing.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, the Trust shall deliver to the Custodian, duly certified by a duly authorized officer of the Manager acting on behalf of the Trust, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Trust and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary.

Section 7. Evidence of Authority

The Custodian shall be protected in acting upon any instructions, notice, request, consent, certificate or other instrument or paper believed by it to be genuine and to have been properly executed by or on behalf of the Trust. The Custodian may receive and accept a copy of a resolution of the Board, certified by the Secretary or an Assistant Secretary of the Manager on behalf of the Trust, as conclusive evidence (a) of the authority of any person to act in accordance with such resolution or (b) of any determination or of any action by the Board as described in such resolution, and such resolution may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary.

Section 8. Actions Permitted without Express Authority

The Custodian may in its discretion, without express authority from the Trust:

1)	make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Agreement, provided that all such payments shall be accounted for to the Trust;

2)	surrender securities in temporary form for securities in definitive form;

3)	endorse for collection, in the name of the Trust, checks, drafts and other negotiable instruments; and

4)	in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Trust except as otherwise directed by the Trust.

Section 9. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

The Custodian shall cooperate with and supply necessary information to the entity or entities appointed by the Trust to keep the books of account of the Trust and/or compute the net asset value per Share of the outstanding Shares or, if directed in writing to do so by the Trust, shall itself keep such books of account and/or compute such net asset value per Share, but only on a “book basis,” and the Custodian shall have no responsibility for determining any tax accounting for the Trust with respect to the Trust or with respect to any holder’s interest in the Trust. If so directed, the Custodian shall also calculate the net income of the Trust as may be agreed upon by the Custodian and the Trust but likewise, only on a book basis, and shall advise the Trust of the total amounts of such net income. The Trust acknowledges and agrees that, with respect to investments maintained with the Underlying Transfer Agent, the Underlying Transfer Agent is the sole source of information on the number of shares or interests held by it on behalf of a Trust and that the Custodian has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Custodian in performing its duties under this Agreement, including without limitation, the duties set forth in this Section 9 and in Section 10 hereof; provided, however, that the Custodian shall be obligated to reconcile information as to purchases and sales of Underlying Shares contained in trade instructions and confirmations received by the Custodian and to report promptly any discrepancies to the Underlying Transfer Agent. The calculations of the net asset value per Share and the income of the Trust shall be made at such time or times as may be agreed upon by the Custodian and the Trust. The Trust acknowledges that, in keeping the books of account of the Trust and/or making the calculations described herein with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Trust, the Trust’s counterparty(ies), or the agents of either of them.

Section 10. Records

The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as may be agreed to from time to time by the Trust and the Custodian and shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Manager or the Trust. The Custodian shall, at the Trust’s request, supply the Trust with a tabulation of securities owned by the Trust and held by the Custodian and shall, when requested to do so by the Trust and for such compensation as shall be agreed upon between the Trust and the Custodian, include certificate numbers in such tabulations. The Trust acknowledges that, in creating and maintaining the records as set forth herein with respect to Trust property released and delivered pursuant to Section 2.2(14), or purchased pursuant to Section 2.6(7) hereof, the Custodian is authorized and instructed to rely upon information provided to it by the Trust, the Trust’s counterparty(ies), or the agents of either of them.

The Custodian shall operate at all times in compliance with that certain Acknowledgement of Service Provider Maintaining Books and Records of the Fund dated as of September 17, 2009, attached hereto as Exhibit A.

Section 11. Opinion of Trust’s Independent Accountant

The Custodian shall cooperate reasonably with the Trust’s independent accountants.

Section 12. Compensation of Custodian

The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time between the Trust and the Custodian.

Section 13. Responsibility of Custodian

The Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties, including any futures commission merchant acting pursuant to the terms of a three-party futures or options agreement. The Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by and shall be without liability to the Trust for any action taken or omitted by it in good faith without gross negligence, including, without limitation, acting in accordance with any Proper Instruction. It shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. The Custodian shall be entitled to rely upon, and shall have no duty of inquiry with respect to, the accuracy of any representation or warranty given to it by the Trust and shall be without liability for any action reasonably taken or omitted by it in reliance thereon. The Custodian shall have no responsibility and shall be without liability for any loss, liability, claim or expense resulting from or caused by its reliance on any information, records, reports or other data that is or was prepared or maintained for the Trust by any person other than the Custodian.

Except as may arise from the Custodian’s gross negligence or willful misconduct, the Custodian shall be without liability to the Trust for any loss, liability, claim or expense resulting from or caused by: (i) events or circumstances beyond the reasonable control of the Custodian or any sub-custodian or Securities System or any agent or nominee of any of the foregoing, including, without limitation, nationalization or expropriation, imposition of currency controls or restrictions, the interruption, suspension or restriction of trading on or the closure of any securities market, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, acts of war or terrorism, riots, revolutions, work stoppages, natural disasters or other similar events or acts; (ii) errors by the Trust, its investment manager or any other third-party agent of the Trust in their respective instructions to the Custodian, provided such instructions have been in accordance with this Agreement; (iii) the insolvency of or acts or omissions by a Securities System; (iv) any delay or failure of any broker, agent or intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities purchased or in the remittance or payment made in connection with securities sold; (v) any delay or failure of any company, corporation, or other body in charge or registering or transferring securities in the name of the Custodian, the Trust, the Custodian’s sub-custodians, nominees or agents or any consequential losses arising out of such delay or failure to transfer such securities including non-receipt of bonus, dividends and rights and other accretions or benefits; (vi) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security or Securities System; and (vii) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

If the Trust requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Trust being liable for the payment of money or incurring liability of some other form, the Trust, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to it.

If the Custodian, or any of its affiliates, subsidiaries or agents, advance cash or securities for any purpose (including but not limited to securities settlements, foreign exchange contracts and assumed settlement), or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee’s gross negligence or willful misconduct, or if the Trust fails to compensate the Custodian pursuant to Section 12 hereof, any property at any time held for the account of the Trust shall be security therefor and should the Trust fail to repay the Custodian promptly, the Custodian shall be entitled to utilize available cash and to dispose of the Trust assets to the extent necessary to obtain reimbursement.

In no event shall the Custodian be liable for indirect, special or consequential damages.

Section 14. Tax Law

The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Trust or the Custodian as custodian of the Trust by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of the Trust to notify the Custodian of the obligations imposed on the Trust or the Custodian as custodian of the Trust by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Trust with respect to any claim for exemption or refund under the tax law of countries for which the Trust has provided such information.

Section 15. Representations and Warranties

The Trust represents and warrants to the Custodian that:

(a)	It is duly incorporated, validly existing in good standing in its jurisdiction of incorporation and qualified to conduct its business in every jurisdiction where its business is conducted;

(b)	The execution, delivery and performance of this Agreement, all documents and instruments to be delivered hereunder or thereunder and all transactions contemplated hereunder or thereunder have been duly authorized by all necessary corporate action;

(c)	The person executing this Agreement on its behalf has been duly authorized to act on its behalf;

(d)	This Agreement constitutes its legal, valid, binding and enforceable agreement;

(e)	It has obtained all authorizations, approvals and consents of any governmental body required in connection with this Agreement and all transactions contemplated hereunder and such authorizations are in full force and effect;

(f)	The execution, delivery and performance of this Agreement and the transactions hereunder will not violate any agreement, law, ordinance, charter, by-law, rule or regulation applicable to it or by which it is bound or by which any of its assets are affected. Further, the Trust hereby acknowledges and agrees that it shall promptly notify the Custodian of any statute, regulation, rule, or other regulatory requirement or policy governing the Trust, and any change thereto, which may affect the Custodian’s responsibilities under this Agreement; and

(g)	The aggregate interest in any class (or similar designation, if any) of Shares held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed 25% of the outstanding Shares of such class (or similar designation, if any) without the prior written consent of the Custodian and the Trust shall not, without the prior written consent of the Custodian, permit the assets of the Trust to be deemed assets of an employee benefit plan which is subject to ERISA. The Trust acknowledges and agrees that the Custodian shall not grant its consent in either of the foregoing circumstances unless and until (i) the Trust has entered into an amendment to this Agreement in form and substance satisfactory to the Custodian and (ii) the Trust’s investment adviser has (x) provided the Custodian with satisfactory evidence of its compliance with the requirements of the aforementioned amendment to this Agreement and (y) executed and delivered to the Custodian an Indemnification and Contribution Agreement, in form and substance satisfactory to the Custodian. If for any reason the Trust, its investment manager or any other third-party agent of the Trust breaches or otherwise fails to comply with the provisions of this Section 15(g), this Agreement may be terminated immediately and without prior notice by the Custodian.

Section 16. Effective Period, Termination and Amendment

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; provided, however that the Trust shall not amend or terminate this Agreement in contravention of any applicable federal or state regulations, or any provision of the Trust’s governing documents, and further provided, that the Trust may at any time (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Upon termination of the Agreement, the Trust shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements. The provisions of Sections 12, 13 and 14 of this Agreement shall survive termination of this Agreement for any reason.

Section 17. Successor Custodian

If a successor custodian shall be appointed by the Trust, the Custodian shall, upon termination and receipt of Proper Instructions, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities then held by it hereunder and shall transfer to an account of the successor custodian all of the Trust’s securities held in a Securities System or at an Underlying Transfer Agent.

If no such successor custodian shall be appointed, the Custodian shall, in like manner, upon receipt of Proper Instructions, deliver at the office of the Custodian and transfer such securities, funds and other properties in accordance with such Proper Instructions.

In the event that no Proper Instructions designating a successor custodian or alternative arrangements shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver to a bank or trust company of its own selection, all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Agreement and to transfer to an account of such successor custodian all of the Trust’s securities held in any Securities System or at an Underlying Transfer Agent. Thereafter, such bank or trust company shall be the successor of the Custodian under this Agreement.

In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Trust to provide Proper Instructions as aforesaid, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect.

Section 18. Anti-Money Laundering

The Trust acknowledges that the Custodian is required to comply with a number of federal regulations and policies concerning matters such as the identity of its customers and the source of funds it handles, including the Bank Secrecy Act and the USA Patriot Act, and all regulations issued thereunder, and the regulations issued by the U.S. Department of Treasury, Office of Foreign Asset Control (together, the “U.S. Money Laundering and Investor Identification Requirements”). Accordingly, the Trust confirms that it has complied and shall continue to comply with all applicable U.S. Money Laundering and Investor Identity Requirements with respect to the account of the Trust, including without limitation maintaining and effecting appropriate procedures to verify suspicious transactions and the source of funds for settlement of transactions.

Section 19. General

Section 19.1 Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

Section 19.2 Prior Contracts. This Agreement supersedes and terminates, as of the date hereof, all prior contracts between the Trust and the Custodian relating to the custody of the Trust’s assets.

Section 19.3 Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party, whether voluntarily, involuntarily or by operation of law, without the prior written consent of the other, such consent not to be unreasonably withheld, except to entities controlled by, under common control with or controlling the assigning party, provided that such assignee has financial capacity at least equal to that of the assignor.

Section 19.4 Interpretive and Additional Provisions. In connection with the operation of this Agreement, the Custodian and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Trust’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

Section 19.5 Remote Access Services Addendum. The Custodian and the Trust agree to be bound by the terms of the Remote Access Services Addendum attached hereto.

Section 19.6 Notices. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Trust:	Nuveen Commodities Asset Management, LLC
333 W. Wacker Drive
Suite 3300
Chicago, IL 60606
Attn: General Counsel
Facsimile: (312) 917-7952

To the Custodian:	State Street Bank and Trust Company
2 Avenue de Lafayette
Boston, MA 02111
Attention: Jennifer A. Vaudo, Vice President
Telephone: 617-662-0197
Telecopy: 617-662-4096

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of overnight courier, upon receipt, in the case of cable twenty-four hours after dispatch and, in the case of telex or telecopy, immediately upon dispatch and if delivered by cable, telex or telecopy outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

Section 19.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 19.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 19.9 Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic portfolio holdings information of its clients, including the Trust, on an aggregated basis with all or substantially all other client information and without specific reference to the Trust.

Section 19.10 Reproduction of Documents. This Agreement and all schedules, exhibits, addenda, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 19.11 Regulation GG. The Trust hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). The Trust hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Custodian pursuant to this Agreement or otherwise between or among any party hereto.

SECTION 19.12 DATA PRIVACY. The Custodian will implement and maintain a written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders and employees, directors and/or officers of the Manager that the Custodian receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

Section 19.13 Shareholder Communications. Securities and Exchange Commission Rule 14b-2 requires banks which hold securities for the account of customers to respond to requests by issuers of securities for the names, addresses and holdings of beneficial owners of securities of that issuer held by the bank unless the beneficial owner has expressly objected to disclosure of this information. In order to comply with the rule, the Custodian needs the Trust to indicate whether it authorizes the Custodian to provide the Trust’s name, address, and share position to requesting companies whose stock the Trust owns. If the Trust tells the Custodian “no”, the Custodian will not provide this information to requesting companies. If the Trust tells the Custodian “yes” or do not check either “yes” or “no” below, the Custodian is required by the rule to treat the Trust as consenting to disclosure of this information for all securities owned by the Trust or any funds or accounts established by the Trust. For the Trust’s protection, the Rule prohibits the requesting company from using the Trust’s name and address for any purpose other than corporate communications. Please indicate below whether the Trust consents or objects by checking one of the alternatives below.

YES  ☐ The Custodian is authorized to release the Trust’s name, address, and share positions.

NO   ☒ The Custodian is not authorized to release the Trust’s name, address, and share positions.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

NUVEEN DIVERSIFIED COMMODITY FUND

By: Nuveen Commodities Asset Management, LLC, its manager

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

SCHEDULE A

to

CUSTODIAN AGREEMENT

SUB-CUSTODIANS

B-1

SCHEDULE B

to

CUSTODIAN AGREEMENT

SPECIAL SUB-CUSTODIANS

None

EXHIBIT A

to

CUSTODIAN AGREEMENT

Acknowledgement of Service Provider

Maintaining Books and Records of the Fund

(Attached)